                                                                    EXHIBIT 99.1

IMMEDIATE RELEASE
-----------------


CORPORATE CONTACT:
------------------
Persistence Software, Inc.
Brian Tobin, Corporate Controller
(650) 372-3600
btobin@persistence.com
----------------------


                      PERSISTENCE SOFTWARE, INC. ANNOUNCES

                      THIRD QUARTER 2004 FINANCIAL RESULTS


SAN MATEO, Calif., October 21, 2004 -- Persistence(R) Software (Nasdaq: PRSW), a technology leader for data access and caching, today announced financial results for the third quarter of 2004 ended September 30, 2004.

Revenues for the third quarter were $2,498,000, compared to $2,321,000 for the second quarter of 2004, and $1,806,000 for the third quarter of 2003. This represents a 7.6% sequential increase over the prior quarter and a 38% increase over revenues in the third quarter of 2003.

The company reported net income for the third quarter of $105,000, or $0.04 per fully diluted share, its fourth consecutive quarter of profitability. This compares to net income for the second quarter of $129,000, or $0.05 per fully diluted share, and net loss reported for the third quarter of 2003 of $1,213,000, or a loss of $0.50 per fully diluted share for the third quarter of 2003.

Cash balances at September 30, 2004 were $5,371,000, compared to $4,987,000 as of June 30, 2004 and $5,091,000 as of September 30, 2003.

"Our financial results for the third quarter are testament to the strength of our product offering," said Christopher Keene, chief executive officer of Persistence. "Despite industry fundamentals that remain challenging, we have completed our fourth consecutive quarter of profitability, increased revenues over the prior quarter by $177,000 and increased the company's cash position by $384,000." Mr. Keene added, "We are pleased to end the quarter on a high note with our recent announcement that we have entered into an agreement and plan of merger with Progress Software, (Nasdaq:PRGS), which, if approved by our stockholders, will result in our acquisition by Progress Software in early November 2004. I would like to extend my sincere thanks to our customers, employees and shareholders for their continued loyalty and support."

HIGHLIGHTS OF THE QUARTER

     o On September 27, 2004 the company announced the availability of Persistence EdgeXtend(TM) for C#, Version 3 -- a comprehensive platform enabling developers to build cost-effective, scalable object-oriented data access layers for enterprise-class Microsoft(R) .NET applications. EdgeXtend for C#, Version 3 is now available in both Professional and Enterprise Editions.
     o On September 27, 2004 Progress Software (Nasdaq:PRGS) (PSC) announced an agreement by which PSC will acquire Persistence in an all-cash transaction for a purchase price of $5.70 per share or approximately $16 million in the aggregate. Upon the closing of the transaction, Persistence will become part of ObjectStore, an operating company of PSC that provides products for real-time data management. The merger is subject to the approval of the Persistence stockholders.
     o On August 31, 2004 Persistence announced that Play-on-the-Go, a leading-edge provider of online games, used Persistence EdgeXtend to build the data access components of its applications in a matter of days -- effectively doubling productivity for server side development. It was noted that during deployment of the games, EdgeXtend is expected to eliminate data bottlenecks with intelligent caching.
     o On July 26, 2004, the company announced that VCG, the leader in staffing software, was building the latest version of their flagship StaffSuite(R) product using Persistence EdgeXtend for C#. The company said that VCG develops and sells staffing management software to mid-sized companies in the temporary staffing market. They have nearly 300 customers, primarily staffing firms with 5-500 users. VCG was the first vendor to deliver a comprehensive multi-tier front-to-back staffing software solution, called StaffSuite.

CONFERENCE CALL AND WEBCAST

Persistence Software will hold a conference call and simultaneous webcast on October 21, 2004 at 4:15 p.m. Eastern Time to discuss the company's third quarter fiscal 2004 financial results. Interested parties can access the call by dialing 800-322-0079 (domestic) or 973-935-2401 (international) or by accessing the web cast at www.persistence.com. A replay of the call will be available at 877-519-4471 (domestic) or 973-341-3080 (international), access number 5283956, for 5 days following the call; and the web cast can be accessed at www.persistence.com/company for 30 days.


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

ABOUT PERSISTENCE

Persistence Software (NASDAQ: PRSW) is the Data Services platform for the Real-Time Enterprise. Since 1991, Persistence products have provided reliable, distributed caching infrastructure that is automatically generated by model-driven, object-relational mapping tools. The EdgeXtend product family is a cross-platform data access and caching software that meets requirements for all stages of the application development lifecycle --from design through performance testing and deployment. Our patented technology supports cross-platform deployment of high-performance, custom applications written in Java, C++ or C#, including those built for BEA WebLogic(R), IBM WebSphere(R) or using the Microsoft(R) .NET framework. Many of the major companies in the Forbes Global 2000 have achieved breakthrough performance and developer productivity. Find Persistence on the web at www.persistence.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties, which could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possibility that we may not receive the requisite stockholder approval needed to consummate our merger with Progress Software and we may not achieve our sales targets. In addition, we face the following risks and uncertainties, including uncertainties related to our long sales cycle, our reliance on a relatively small number of customers, risks associated with our declining sales, our dependence on our newest EdgeXtend product, failure to manage our resources or attract and retain the services of key employees, our need to deliver products that are free of defects and errors and meet rapidly changing technology standards and customer requirements, our need to build a strong direct sales team and develop third party sales channels, our dependence on enterprise-wide system deployments, and our need to address competition from companies with substantially greater resources. Further information regarding these and other risks and uncertainties is included in our Annual Report on Form 10-K for the year ended December 31, 2003, the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 and in our other filings with the Securities and Exchange Commission. EdgeXtend, PowerTier and DirectAlert are registered trademarks of Persistence Software, Inc. All other product, trademark, company, or service names mentioned herein are the property of their respective owners.


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

                                     PERSISTENCE SOFTWARE, INC.
                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                            ( Unaudited )
                             ( In thousands, except per share amounts )


                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                           SEP. 30,     SEP. 30,       SEP. 30,      SEP. 30,
                                            2004          2003          2004           2003
                                            ----          ----          ----           ----
Revenues:
  Licenses                                 $ 1,321       $   722       $ 3,303       $ 3,672
  Service                                    1,177         1,084         3,573         3,533
                                           --------      --------      --------      --------
      Total revenues                         2,498         1,806         6,876         7,205
                                           --------      --------      --------      --------

Cost of revenues:
  Licenses                                     275            25           317            86
  Service                                      292           395           875         1,331
                                           --------      --------      --------      --------
      Total cost of revenues                   567           420         1,192         1,417
                                           --------      --------      --------      --------

Gross profit                                 1,931         1,386         5,684         5,788
                                           --------      --------      --------      --------

Operating expenses:
  Sales and marketing                          711         1,228         2,249         4,304
  Research and development                     594           732         1,787         2,384
  General and administrative                   520           631         1,464         1,931
  Purchased intangibles                         --            --          (110)           --
                                           --------      --------      --------      --------
      Total operating expenses               1,825         2,591         5,390         8,619
                                           --------      --------      --------      --------

Income / (Loss) from operations                106        (1,205)          294        (2,831)

Interest and other income, net                   7            (4)           14             9

Income taxes                                    (8)           (4)          (17)          (23)
                                           --------      --------      --------      --------
Net income / (loss)                        $   105       $(1,213)      $   291       $(2,845)
                                           --------      --------      --------      --------

Basic net profit / (loss) per share        $  0.04       $ (0.50)      $  0.11       $ (1.18)
                                           --------      --------      --------      --------

Diluted net profit / (loss) per share      $  0.04       $ (0.50)      $  0.11       $ (1.18)
                                           --------      --------      --------      --------
Shares used in calculating basic
net profit / (loss) per share                2,718         2,409         2,716         2,406
                                           --------      --------      --------      --------
Shares used in calculating diluted
net profit / (loss) per share                2,739         2,409         2,740         2,406
                                           --------      --------      --------      --------

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

                           PERSISTENCE SOFTWARE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  ( Unaudited )
                                ( In thousands )

                                                          AS OF
                                                         SEP. 30,       DEC. 31,
                                                           2004           2003
                                                        ---------      ---------
Assets:
  Current assets:
    Cash, cash equivalents                              $  5,371       $  5,680
    Accounts receivable, net                               1,267          1,498
    Prepaids and other current assets                        406            258
                                                        ---------      ---------
      Total current assets                                 7,044          7,436
Property and equipment, net                                   89             95
Purchased intangibles, net                                    31             59
Other assets                                                  37             37
                                                        ---------      ---------
      Total assets                                      $  7,201       $  7,627
                                                        =========      =========

Liabilities and Stockholders' Equity:
  Current liabilities:
    Accounts payable                                    $    207       $    329
    Accrued liabilities                                    1,204          1,262
    Deferred revenues (net of long term portion)           2,233          2,565
    Current portion of long-term obligations                   6            334
                                                        ---------      ---------
      Total current liabilities                            3,650          4,490
Long-term liabilities
   Long-term portion of deferred revenues                    208             84
   Long-term obligations                                       5             18
                                                        ---------      ---------
      Total long-term liabilities                            213            102
                                                        ---------      ---------
      Total liabilities                                    3,863          4,592
                                                        ---------      ---------

  Stockholders' equity:
    Common stock, net                                     67,137         67,112
    Accumulated deficit                                  (63,785)       (64,076)
    Other                                                    (14)            (1)
                                                        ---------      ---------
      Total stockholders' equity                           3,338          3,035
                                                        ---------      ---------
      Total liabilities and stockholders' equity        $  7,201       $  7,627
                                                        =========      =========

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